                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               [AMENDMENT NO.   ]
Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              ARMOR HOLDINGS, INC.
                              --------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:


     2)  Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     4)  Proposed maximum aggregate value of transaction:


     5)  Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                             ARMOR HOLDINGS, INC.
                         13386 INTERNATIONAL PARKWAY
                         JACKSONVILLE, FLORIDA 32218

                                      May 4, 1998

To Our Stockholders:

   On behalf of your Company's Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders to be held on June 10, 1998, at 10:00 A.M., New York City time, at The Metropolitan Club, 1 East 60th Street, New York, New York 10022.

   The accompanying Notice of Meeting and Proxy Statement cover the details of the matters to be presented.

   A copy of the 1997 Annual Report is included with this mailing.

   REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, I URGE THAT YOU PARTICIPATE BY COMPLETING AND RETURNING YOUR PROXY AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT AND WILL BE GREATLY APPRECIATED. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE ANNUAL MEETING.

                                      Cordially,

                                      ARMOR HOLDINGS, INC.

                                      Jonathan M. Spiller
                                      President and
                                      Chief Executive Officer

                             ARMOR HOLDINGS, INC.
                         13386 INTERNATIONAL PARKWAY
                         JACKSONVILLE, FLORIDA 32218

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JUNE 10, 1998

To Our Stockholders:

   The Annual Meeting of Stockholders of Armor Holdings, Inc., a Delaware corporation, will be held on Wednesday, June 10, 1998, at The Metropolitan Club, 1 East 60th Street, New York, New York 10022, at 10:00 A.M., New York City time, or any adjournment or postponement thereof (the "Annual Meeting"), for the following purposes:

   1. To elect seven members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified; and

   2. To transact such other business as may properly be brought before the Annual Meeting.

   Only stockholders of record at the close of business on April 27, 1998 shall be entitled to notice of and to vote at the Annual Meeting. A copy of the Annual Report for the fiscal year ended December 27, 1997 is being mailed to stockholders simultaneously herewith.

   YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE ANNUAL MEETING.

                                            Carol T. Burke
                                            Secretary

                             ARMOR HOLDINGS, INC.
                         13386 INTERNATIONAL PARKWAY
                         JACKSONVILLE, FLORIDA 32218

                               PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JUNE 10, 1998

                                 INTRODUCTION

PROXY SOLICITATION AND GENERAL INFORMATION

   This Proxy Statement and the enclosed form of proxy (the "Proxy Card") are being furnished to the holders of common stock, par value $.01 per share (the "Common Stock"), of Armor Holdings, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Wednesday, June 10, 1998, at The Metropolitan Club, 1 East 60th Street, New York, New York 10022, at 10:00 A.M., New York City time, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the Proxy Card are first being sent to stockholders on or about May 4, 1998.

   At the Annual Meeting, holders of Common Stock (the "Stockholders") will be asked:

   1. To elect seven members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified; and

   2. To transact such other business as may properly be brought before the Annual Meeting.

   The Board of Directors has fixed the close of business on April 27, 1998 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. Each such Stockholder will be entitled to one vote for each share of Common Stock held on all matters to come before the Annual Meeting and may vote in person or by proxy authorized in writing.

   Stockholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with instructions contained therein. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named herein. A Stockholder who so desires may revoke his proxy at any time before it is voted at the Annual Meeting by: (i) delivering written notice to the Company (attention: Corporate Secretary); (ii) duly executing a proxy bearing a later date; or (iii) casting a ballot at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

   The Board of Directors knows of no other matters that are to be brought before the Annual Meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

   Only Stockholders as of the close of business on April 27, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 16,258,279 shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote. See "Security Ownership of Certain Beneficial Owners and Management."

REQUIRED VOTES

   A plurality of the votes cast by the holders of shares of Common Stock present in person or by proxy at the Annual Meeting at which a quorum is present is required for the election of a nominee for director. The directors and officers of the Company (collectively "Management") own, in the aggregate, approximately 30% of the outstanding shares of the Company's Common Stock and have indicated their intention to vote for each director nominee.

PROXY SOLICITATION

   The Company will bear the costs of the solicitation of proxies for the Annual Meeting. Directors, officers and employees of the Company may solicit proxies from Stockholders by mail, telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them and such custodians will be reimbursed for their reasonable expenses.

INDEPENDENT PUBLIC ACCOUNTANTS

   Deloitte & Touche LLP served as the Company's independent public accountants for the fiscal year ended December 27, 1997 ("Fiscal 1997"), and the Board of Directors has selected Deloitte & Touche LLP to serve in such capacity for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS' INTERESTS BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY TO INSURE THAT YOUR STOCK WILL BE REPRESENTED. IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO DO SO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. PLEASE RETURN YOUR EXECUTED PROXY PROMPTLY.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 27, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock; (ii) each director and named executive officer and (iii) all named executive officers and directors as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218.

                                                                    AMOUNT AND NATURE
                                                                      OF BENEFICIAL
                                                                      OWNERSHIP(1)
                                                                 -----------------------
NAMED EXECUTIVE OFFICERS,
DIRECTORS OR 5% STOCKHOLDERS                                        NUMBER      PERCENT
---------------------------------------------------------------  ------------ ---------
Warren B. Kanders and Kanders
 Florida Holdings, Inc.(2)                                         3,937,178     24.2%
Nevis Capital Management, Inc.(3)                                  1,373,600      8.4
FS Partners, LLC(4)                                                1,277,024      7.9
Richmont Capital Partners I, L.P.(5)                                 825,000      5.0
Jonathan M. Spiller(6)                                               790,205      4.7
Burtt R. Ehrlich(7)                                                  264,100      1.6
Nicholas Sokolow(8)                                                  180,000      1.1
Thomas W. Strauss(9)                                                 100,000       *
Richard T. Bistrong(10)                                               83,334       *
Carol T. Burke(11)                                                    35,000       *
Alair A. Townsend(12)                                                 30,516       *
Richard C. Bartlett(13)                                                    0       *
Robert R. Schiller(14)                                                     0       *
J. Lawrence Battle(15)                                                     0       *
All executive officers and directors as a group (11
 persons)(16)                                                      5,420,333     32.0%

------------
* Less than 1%
(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.
(2) Of such shares, 3,637,178 shares are owned by Kanders Florida Holdings, Inc., of which Mr. Kanders is the sole stockholder and sole director, and 300,000 shares are owned by the Kanders Florida Holdings, Inc. 1996 Charitable Remainder Unitrust, of which Mr. Kanders is trustee. Mr. Kanders disclaims beneficial ownership of the shares owned by the trust.
(3) All such shares are owned by Snowden Limited Partnership of which Nevis Capital Management, Inc. is the general partner. The address of Nevis Capital Management, Inc. is 1119 St. Paul Street, Baltimore, Maryland 21202.
(4) The address of FS Partners, LLC is 767 Fifth Avenue, 50th Floor, New York, New York 10153.
(5) Includes options to purchase 300,000 shares of Common Stock. The address of Richmont Capital Partners I, L.P. ("Richmont") is 4300 Westgrove Drive, Dallas, Texas 75248.
(6) Includes options to purchase 447,418 shares of Common Stock, 100,000 of which were granted under the Company's Amended and Restated 1996 Stock Option Plan. Also includes 43,541 shares owned by Mr. Spiller's children, of which Mr. Spiller disclaims beneficial ownership. Does not include 91,823 shares of which Mr. Spiller may be deemed to have a beneficial ownership interest pursuant to an agreement with Kanders Florida Holdings, Inc.
(7) Includes options to purchase 50,000 shares of Common Stock under the Company's Amended and Restated 1996 Non-Employee Directors Stock Option Plan. Also includes 13,400 shares owned by Mr. Ehrlich's children and 25,600 held in trust for the benefit of his children, of which Mr. Ehrlich's spouse is trustee, of which he disclaims beneficial ownership. Also includes 400 shares owned by Mr. Ehrlich's spouse's individual retirement account, of which Mr. Ehrlich disclaims beneficial ownership.

(8) Includes options to purchase 50,000 shares of Common Stock under the Company's Amended and Restated 1996 Non-Employee Directors Stock Option Plan. Also includes 100,000 shares owned by S.T. Investors Fund, LLC, a limited liability company of which Mr. Sokolow is a member and 20,000 shares owned by Mr. Sokolow's children, of which he disclaims beneficial ownership. Also includes 10,000 shares owned by Mr. Sokolow's profit sharing plan.
(9) Includes options to purchase 50,000 shares of Common Stock under the Company's Amended and Restated 1996 Non-Employee Directors Stock Option Plan.
(10)    Includes options to purchase 53,334 shares of Common Stock.
(11)    Includes options to purchase 25,000 shares of Common Stock.
(12) Includes 5,516 shares of Common Stock and options to purchase 25,000 shares of Common Stock under the Company's Amended and Restated 1996 Non-Employee Directors Stock Option Plan.
(13) Mr. Bartlett does not own any shares individually. Mr. Bartlett is Chairman of The Richmont Group, whose affiliate, Richmont, is the beneficial owner of 825,000 shares of Common Stock. Mr. Bartlett disclaims beneficial ownership of the shares owned by Richmont.
(14) Mr. Schiller does not own any shares of Common Stock. Pursuant to the terms of his employment agreement, Mr. Schiller was granted options to purchase 150,000 shares of Common Stock on July 24, 1996 under the Company's Amended and Restated 1996 Stock Option Plan at an exercise price of $6.06 per share, the market price of the Common Stock on the date of the grant. The options vest over a period of three years from the date of the grant, and all options become exercisable on July 24, 1999.
(15) Mr. Battle does not own any shares of Common Stock. Pursuant to the terms of his employment agreement, Mr. Battle was granted options to purchase 75,000 shares of Common Stock under the Company's Amended and Restated 1996 Stock Option Plan as of September 2, 1997, at an exercise price of $10.4375 per share, the market price of the Common Stock on the date of the grant. The options vest over a period of three years from July 21, 1997, and all options become exercisable on July 21, 2000.
(16)    See footnotes (2) and (6-15).

   The Company is not aware of any material proceedings to which any director, executive officer or affiliate of the Company or any security holder, including any owner of record or beneficially of more than 5% of any class of the Company's voting securities, is a party adverse to the Company or has a material interest adverse to the Company.

   The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which any director or officer of the Company is a party or of which any of their property is the subject.

                            ELECTION OF DIRECTORS

   The Certificate of Incorporation of the Company provides that there shall be three to fifteen directors, with such number to be fixed by the Board of Directors. Effective at the time and for the purposes of the Annual Meeting, the number of directors of the Company, as fixed by the Board of Directors pursuant to the Bylaws of the Company, is seven.

   Directors of the Company are elected annually at the annual meeting of stockholders. Their respective terms of office continue until the next annual meeting of stockholders and until their successors have been elected and qualified in accordance with the Company's Bylaws. There are no family relationships among any of the directors or executive officers of the Company.

   Unless otherwise specified, each proxy received will be voted for the election as directors of the seven nominees named below to serve until the 1999 Annual Meeting of Stockholders and until their successors shall be duly elected and qualified. Each of the nominees has consented to be named a nominee in the Proxy Statement and to serve as a director if elected. Should any nominee become unable or unwilling to accept a nomination or election, the persons named in the enclosed proxy will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the Company's Bylaws.

   The following persons currently serve and have been nominated as directors:

   WARREN B. KANDERS, 40, has served as Chairman of the Board of Directors of the Company since January 1996. From October 1992 to May 1996, Mr. Kanders served as Vice Chairman of the Board of Directors of Benson Eyecare Corporation. From June 1992 to March 1993, Mr. Kanders was the President and a Director of Pembridge Holdings, Inc.

   JONATHAN M. SPILLER, 46, has served as a Director and President of the Company since July 1991 and as Chief Executive Officer since September 1993. From June 1991 to September 1993, Mr. Spiller served as the Company's Chief Operating Officer.

   BURTT R. EHRLICH, 58, has served as a Director of the Company since January 1996. Mr. Ehrlich served as Chairman and Chief Operating Officer of Benson Eyecare Corporation from 1986 until October 1992 and as a Director of Benson Eyecare Corporation until 1995. Mr. Ehrlich is a Director of Katz Digital Printing Company.

   NICHOLAS SOKOLOW, 48, has served as a Director of the Company since January 1996. Mr. Sokolow is a partner in the law firm of Sokolow, Dunaud, Mercadier & Carreras. From June 1973 until October 1994, Mr. Sokolow was an associate and partner in the law firm of Coudert Brothers. From 1994 until December 1997, Mr. Sokolow was a Director of Rexel, Inc.

   THOMAS W. STRAUSS, 55, has served as a Director of the Company since May 1996. Since 1995, Mr. Strauss has been a Principal with Ramius Capital Group, a privately held investment management firm. From June 1993 until July 1995, Mr. Strauss was Co-Chairman of Granite Capital International Group. From 1963 to 1991, Mr. Strauss served in various capacities with Salomon Brothers Inc, including President and Vice-Chairman.

   RICHARD C. BARTLETT, 62, has served as a Director of the Company since May 1996. Mr. Bartlett has served as Vice Chairman of Mary Kay Holding Corporation since January 1993 and served as President, Chief Operating Officer and Director of Mary Kay Inc. from 1987 through 1992. Mr. Bartlett has served as Chairman of the Board of Directors since 1995 and Chief Executive Officer from 1994 to 1995 of The Richmont Group, a holding company with portfolio businesses including financial services, apparel, sporting goods and restaurant chains.

   ALAIR A. TOWNSEND, 56, has served as a Director of the Company since December 1996. Since February 1989, Ms. Townsend has been Publisher of Crain's New York Business. Ms. Townsend currently serves as a Director of the American Stock Exchange, and previously served as New York City's Deputy Mayor for Finance and Economic Development from February 1985 to January 1989.

VOTE REQUIRED

   The nominees for directors who receive a plurality of the votes cast by the holders of the outstanding Common Stock entitled to vote at the Annual Meeting at which a quorum is present will be elected to the Board of Directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

   The Board of Directors recommends a vote FOR each of the above-named director nominees.

               INFORMATION CONCERNING MEETINGS OF THE BOARD OF
           DIRECTORS AND BOARD COMMITTEES AND DIRECTOR COMPENSATION

   During Fiscal 1997, the Board of Directors held seven meetings. The Board of Directors has standing Audit, Compensation, Nominating and Option Committees. During Fiscal 1997, all of the directors then in office attended at least 75% of the total number of meetings of the Board of Directors and the Committees of the Board of Directors on which they served. The Audit, Compensation, Nominating and Option Committees do not meet on a regular basis, but only as circumstances require.

AUDIT COMMITTEE

   The functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors for the Company and to analyze the reports and recommendations of such auditors. The committee also monitors the adequacy and effectiveness of the Company's financial controls and reporting procedures. During Fiscal 1997, the Audit Committee consisted of Ms. Townsend (Chairwoman), and Messrs. Kanders and Strauss. The Audit Committee met once during Fiscal 1997.

COMPENSATION COMMITTEE

   The purpose of the Compensation Committee is to recommend to the Board of Directors the compensation and benefits of the Company's executive officers and other key managerial personnel. During Fiscal 1997, the Compensation Committee consisted of Messrs. Sokolow (Chairman), Kanders and Ehrlich. The Compensation Committee met twice during Fiscal 1997.

NOMINATING COMMITTEE

   The purpose of the Nominating Committee is to identify, evaluate and nominate candidates for election to the Board of Directors. The Nominating Committee will consider nominees recommended by Stockholders. The names of such nominees should be forwarded to Carol T. Burke, Secretary, Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218, who will submit them to the committee for its consideration. During Fiscal 1997, the Nominating Committee consisted of Messrs. Kanders (Chairman), Bartlett and Sokolow. The Nominating Committee did not meet during Fiscal 1997.

OPTION COMMITTEE

   The purpose of the Option Committee is to administer the Company's Amended and Restated 1996 Stock Option Plan (the "1996 Option Plan") and Amended and Restated 1996 Non-Employee Directors Stock Option Plan (the "1996 Directors Plan"), and to recommend to the Board of Directors awards of options to purchase Common Stock of the Company thereunder. During Fiscal 1997, the Option Committee consisted of Messrs. Ehrlich (Chairman) and Kanders. The Option Committee met once during Fiscal 1997.

COMPENSATION OF DIRECTORS

   In 1997, no compensation was paid to directors of the Company for their services as directors. Directors who are not employees of the Company ("Non-Employee Directors") are compensated for their services as directors through their participation in the 1996 Directors Plan. The 1996 Directors Plan is a formula plan pursuant to which non-qualified options to acquire 75,000 shares of Common Stock are automatically granted to each Non-Employee Director on the date of his or her initial election or appointment to the Board of Directors in consideration for service as a director. The exercise price for all 75,000 options granted to each Non-Employee Director under the 1996 Directors Plan is the closing price of the Common Stock on the date of the grant as quoted on the composite tape of the American Stock Exchange, or on such exchange as the Common Stock may then be trading. All of the 300,000 options outstanding under the 1996 Directors Plan were granted to Non-Employee Directors in 1996. No option grants under the 1996 Directors Plan were made in 1997.

   Messrs. Kanders and Bartlett, each of whom is a Non-Employee Director, voluntarily renounced their eligibility to participate in the 1996 Directors Plan.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

   Except as hereinafter provided with respect to Mr. Spiller, no director, director nominee, executive officer, promoter or control person has, within the last five years: (i) had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
(ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or similar misdemeanors); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (iv) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the "Commission") or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

   Mr. Spiller was the President and Chief Executive Officer of the Company at the time the Company filed for Chapter 11 bankruptcy protection in May 1992 through the confirmation on September 20, 1993 of the Company's Plan of Reorganization.

                              EXECUTIVE OFFICERS

   The following table sets forth the name, age and position of each of the executive officers of the Company as of April 27, 1998. The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors of the Company.

        NAME          AGE                  POSITION
-------------------  ----- --------------------------------------
Jonathan M. Spiller    46  Director, President and Chief
                           Executive Officer
J. Lawrence Battle     47  President and Chief Operating
                           Officer--Manufactured Products
                           Division
Carol T. Burke         36  Vice President--Finance, Secretary and
                           Treasurer
Robert R. Schiller     35  Vice President--Corporate Development

   JONATHAN M. SPILLER has served as President and as a Director of the Company since July 1991 and as Chief Executive Officer since September 1993. From June 1991 to September 1993, Mr. Spiller served as the Company's Chief Operating Officer. Mr. Spiller is a chartered and certified public accountant and was previously a partner in the international accounting firm of Deloitte & Touche LLP, where he served for 18 years.

   J. LAWRENCE BATTLE joined the Company on July 21, 1997 as President and Chief Operating Officer of its Manufactured Products Division. From September 1996 until April 1997, Mr. Battle served as Chief Development Officer of Physician Solutions, Inc. From August 1994 to September 1996, Mr. Battle served as President and Chief Operating Officer of Dayton Parts, Inc. From August 1992 to August 1994, Mr. Battle served as President of Nutritional Support Services, L.P. From 1987 to 1991, Mr. Battle was Vice President and General Manager of the Automotive Products Division of Ferodo America Inc., a subsidiary of T&N, plc.

   CAROL T. BURKE has served as Vice President of Finance of the Company since January 1996 and currently serves as Secretary and Treasurer of the Company. From March 1996 to October 1997, Ms. Burke served as Secretary of the Company. Ms. Burke joined the Company as Controller in January 1995. From 1990 to January 1995, Ms. Burke was a Senior Finance Manager at the Walt Disney Company.

   ROBERT R. SCHILLER has served as Vice President of Corporate Development of the Company since July 1996. From 1994 to July 1996, Mr. Schiller was a Principal in the merchant banking firm of Circadian Capital Corporation and from 1993 to 1995 he was a Director of Corporate Finance for Jonathan Foster & Co. L.P. From January 1995 to September 1995, Mr. Schiller served as Chief Financial Officer of Troma, Inc., an independent film studio. From 1991 to 1992, Mr. Schiller served as Vice President of the Special Situation Investment Fund, an investment fund controlled by the Brooke Group.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

   The following summary compensation table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and each of the other most highly compensated executive officers of the Company whose annual salary and bonus during Fiscal 1997 exceeded $100,000 (collectively, the "Named Executive Officers").

                                                        ANNUAL                     LONG TERM
                                                    COMPENSATION(1)              COMPENSATION
                                        ------------------------------------------------------
                                                                                  SECURITIES
                                         FISCAL                                   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR       SALARY          BONUS        OPTIONS(#)     COMPENSATION
--------------------------------------  -------- -------------  -------------- ---------------  --------------

Jonathan M. Spiller                       1997      $200,000       $250,000         250,000               0
 Chief Executive Officer and President    1996       160,000         60,000          24,000         $  5,775(2)
                                          1995       160,000         21,000          18,000            --

J. Lawrence Battle                        1997        68,652(3)           0          75,000         $12,500(4)
 President and Chief Operating             --          --             --               --              --
 Officer--Manufactured                     --          --             --               --              --
 Products Division

David W. Watson                           1997        45,769(5)           0          75,000(5)(6)   $ 6,739(7)
 Former Vice President, Chief              --          --             --               --              --
 Financial Officer, Secretary and          --          --             --               --              --
 Treasurer

Robert R. Schiller                        1997       130,000              0               0               0
 Vice President--Corporate                1996        44,210(8)      45,000         150,000          17,500(9)
 Development                              1995         --             --               --              --

Richard T. Bistrong                       1997       120,000        151,523(10)           0               0
 Vice President--Sales and Marketing      1996       120,000        107,000          50,000               0
                                          1995       120,000        105,000          50,000               0

Carol T. Burke                            1997        91,000         13,000               0               0
 Vice President--Finance, Secretary       1996        74,000          9,000          30,000               0
 and Treasurer                            1995        61,298              0          15,000               0

------------
(1) The Company has no long-term incentive compensation plan for executive officers and employees of the Company other than the 1994 Incentive Stock Option Plan (which was discontinued for the purpose of further stock option grants on January 19, 1996), and the 1996 Option Plan and various individually granted options. The Company does not award stock appreciation rights, restricted stock awards or long term incentive plan pay-outs.
(2) Represents the dollar value of 7,500 stock award grants awarded to Mr. Spiller in December 1995, which grants became fully vested on January 19, 1996. Does not include any amounts that Mr. Spiller may receive with respect to 316,823 shares of Common Stock owned by Kanders Florida Holdings, Inc. upon the earlier to occur of (i) the sale by Kanders Florida Holdings, Inc. of at least 452,604 shares of Common Stock or (ii) January 18, 1999. The 316,823 shares of Common Stock to which Mr. Spiller may have rights was reduced to 91,823 shares as of July 30, 1997, the date the Company closed a public offering of its shares of Common Stock, in which 225,000 of the 316,823 shares were sold as part of the underwriters' over-allotment option.
(3) Mr. Battle became an employee of the Company on July 21, 1997. He was paid at an annual rate of salary of $150,000.
(4) Represents a one time relocation bonus paid to Mr. Battle to cover the costs of his relocation to Jacksonville, Florida.
(5) Mr. Watson became an employee of the Company on August 25, 1997. He was paid at an annual rate of salary of $140,000. Effective March 18, 1998, Mr. Watson voluntarily terminated his employment with the Company. For more information regarding the termination of Mr.
        Watson's employment with the Company, see "Executive Compensation--Employment Agreements."
(6) Upon the voluntary termination of his employment with the Company, the options granted to Mr. Watson expired. For more information regarding the termination of Mr. Watson's employment with the Company, See "Executive Compensation--Employment Agreements."
(7) Represents relocation expenses paid to Mr. Watson to cover the costs of his relocation to Jacksonville, Florida.
(8) Mr. Schiller became an employee of the Company on July 24, 1996. He was paid at an annual rate of salary of $120,000.
(9) Represents compensation earned by Mr. Schiller in his capacity as a consultant to the Company prior to the execution of his employment agreement.
(10)    Of this amount, $71,523 was earned in 1997 but not paid until 1998.

OPTIONS GRANTED IN FISCAL 1997

   The following information is furnished for Fiscal 1997 with respect to the Company's Named Executive Officers for stock options granted during such fiscal year. Stock options were granted without tandem stock appreciation rights. The Company did not grant any freestanding stock appreciation rights in Fiscal 1997.

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                       NUMBER OF     % OF TOTAL                                                ANNUAL RATES OF STOCK
                      SECURITIES      OPTIONS                                                  PRICE APPRECIATION FOR
                      UNDERLYING     GRANTED TO     EXERCISE    MARKET PRICE                        OPTION TERM
                        OPTIONS     EMPLOYEES IN   PRICE PER    PER SHARE ON    EXPIRATION  --------------------------
NAME                 GRANTED(#)(1)  FISCAL YEAR      SHARE      DATE OF GRANT      DATE         5%($)        10%($)
-------------------  ------------ --------------   ----------- ---------------  ------------ ------------  ------------
Jonathan M. Spiller     100,000         51.5%(2)    $10.4375      $10.4375       9/2/2007      $656,409    $1,663,469
                        100,000            * (2)     11.00         10.4375       9/2/2007       600,159     1,607,219
                         50,000            * (2)     12.00         10.4375       9/2/2007       250,079       753,609
J. Lawrence Battle       75,000         15.5         10.4375       10.4375       9/2/2007       492,307     1,247,602
David W. Watson          75,000(3)      15.5         10.4375       10.4375       3/18/1998        --           --
Robert R. Schiller            0          --            --            --             --            --           --
Richard T. Bistrong           0          --            --            --             --            --           --
Carol T. Burke                0          --            --            --             --            --           --


------------
(1) All options granted to such officers have a term of ten years and were granted under the 1996 Option Plan.
(2) Options granted to Mr. Spiller in 1997 were aggregated in calculating the percentage listed.
(3) These options expired upon Mr. Watson's voluntary termination of his employment with the Company, effective March 18, 1998. For more information regarding the termination of Mr. Watson's employment with the Company, see "Executive Compensation--Employment Agreements."

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR END OPTION VALUES

   The following table contains certain information regarding stock options exercised during and options to purchase Common Stock held as of December 27, 1997, by each of the Named Executive Officers. The stock options listed below were granted without tandem stock appreciation rights. The Company has no freestanding stock appreciation rights outstanding.

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING            VALUE OF UNEXERCISED IN-THE-
                                                    UNEXERCISED OPTIONS AT            MONEY OPTIONS AT
                         SHARES                 ------------------------------ ------------------------------
                                                         12/27/97(#)                   12/27/97($)(1)
                      ACQUIRED ON      VALUE    ------------------------------ ------------------------------
NAME                  EXERCISE(#)   REALIZED($)  EXERCISABLE   NON-EXERCISABLE  EXERCISABLE   NON-EXERCISABLE
-------------------  ------------- -----------  ------------- ----------------  ------------- ---------------
Jonathan M. Spiller           0      $      0      574,000         150,000       $4,654,575      $      0
J. Lawrence Battle            0             0            0          75,000                0        18,750
David W. Watson               0             0            0          75,000(2)             0        18,750
Robert R. Schiller            0             0            0         150,000                0       694,125
Richard T. Bistrong      30,000       293,400       36,667          33,333          356,312       323,913
Carol T. Burke                0             0       35,000          10,000          340,113        97,175

------------
(1) Calculated on the basis of $10.6875 per share, the last reported sale price of the Common Stock on the American Stock Exchange on December 26, 1997, less the exercise price payable for such shares.
(2) These options expired upon Mr. Watson's voluntary termination of his employment with the Company, effective March 18, 1998. For more information regarding the termination of Mr. Watson's employment with the Company, see "Executive Compensation--Employment Agreements."

          REPORT ON EXECUTIVE COMPENSATION BY THE BOARD OF DIRECTORS
                        AND THE COMPENSATION COMMITTEE

COMPENSATION POLICY

   The Compensation Committee of the Board of Directors is responsible for setting and administering the policies which govern annual executive salaries, raises and bonuses and the award of stock options (in the case of options to be granted under the Company's 1996 Option Plan, such responsibility is generally limited to the actions taken by the Option Committee of the Board of Directors, although at times the full Board will grant options without having first received recommendations from the Option Committee). The Compensation Committee is composed of Messrs. Sokolow, Kanders and Ehrlich, each of whom is a Non-Employee Director.

   The Company's executive compensation program emphasizes Company performance, individual performance and an increase in stockholder value over time in determining executive pay levels. The Company's executive compensation program consists of three key elements: (i) low annual base salaries; (ii) a performance-based annual bonus; and (iii) periodic grants of stock options. The Compensation Committee believes that this three-part approach best serves the interests of the Company and its stockholders by motivating executive officers to improve the financial position of the Company, holding executives accountable for the performance of the organizations for which they are responsible and by attracting key executives into the service of the Company. Under the Company's compensation program, annual compensation for the Company's executive officers is composed of a significant portion of pay that is "at risk"--specifically, the annual bonus and stock options. Annual performance bonuses also permit executive officers to be recognized on an annual basis. Such bonuses are based largely on an evaluation of the contribution made by the executive officer to the Company's overall performance. Stock options, which are generally awarded under the Company's 1996 Option Plan, relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's stockholders.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

   As President and Chief Executive Officer of the Company, Mr. Spiller was compensated during Fiscal 1997 pursuant to an employment agreement entered into in January 1996. Mr. Spiller's employment agreement currently provides for an annual base salary of $200,000, which may be increased, and for yearly bonuses based upon the Company's net income. In addition, Mr. Spiller is entitled, at the discretion of the Option Committee of the Board of Directors, to participate in the 1996 Option Plan and other bonus plans adopted by the Company based on his performance and the Company's performance. Mr. Spiller's employment agreement with the Company extends through January 1999, subject to earlier termination under certain circumstances. Mr. Spiller's employment with the Company will continue following the expiration of the current three year term for successive one year periods upon terms to be mutually agreed upon by the Company and Mr. Spiller.

   During Fiscal 1997, the Compensation Committee awarded a bonus of $250,000 to Mr. Spiller in recognition of his extraordinary efforts to the growth of the Company since January 1996. In addition, effective September 2, 1997 and in order to incentivize Mr. Spiller to continue to improve the Company's financial position and thereby create stockholder value, the Option Committee granted to Mr. Spiller options to acquire 250,000 shares of Common Stock. Of the total option grant, options to purchase 100,000 shares of Common Stock vested immediately and carried an exercise price of $10.4375, the market price of the Common Stock on the effective date of the grant. Thereafter, options to purchase 100,000 shares of Common Stock vest on December 31, 1998 and carry an exercise price of $11.00 per share, and options to purchase 50,000 shares of Common Stock vest on December 31, 1999 and carry an exercise price of $12.00 per share. See "Executive Compensation--Options Granted in Fiscal 1997."

MEMBERS OF THE COMPENSATION COMMITTEE
Nicholas Sokolow (Chairman)
Warren B. Kanders
Burtt R. Ehrlich

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   No person who was an employee of the Company in Fiscal 1997 served on the Compensation Committee in Fiscal 1997. During Fiscal 1997, no executive officer of the Company (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on the Company's Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on the Company's Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the Company.

PERFORMANCE GRAPH

   The following graph compares the cumulative total stockholder return (stock price appreciation plus reinvested dividends) of the Company's Common Stock with the cumulative return (including reinvested dividends) of the Standard & Poor's 500 Index, the Russell 2000 Index and certain companies selected in good faith by Management of the Company. In Management's view, such companies constitute a representative line-of-business comparison (the "Peer Group"). Several of the companies comprising the Peer Group were not publicly traded during the entire mandated comparison period. Returns for these companies were therefore included in the presentation of the performance graph for only those calendar years that such data was publicly available. Returns for the Company for the period since March 1996 are as quoted on the American Stock Exchange. Returns for the Company for the period prior to March 1996 are based upon quoted bid prices as available on the OTC Bulletin Board.

   The companies comprising the Peer Group are Detection Systems, Inc. Pinkerton's Inc., Pittston Co. -- Brinks Group, Simula Inc., Borg-Warner Security, ITI Technologies, Wackenhut Corrections Corp., Vivid Technologies Inc., Kroll-O'Gara Company, Firearms Training Systems, Cornell Corrections and AHL Services.

                              PERFORMANCE GRAPH:
                 COMPARISON OF 5-YEAR CUMULATIVE RETURN AMONG
         ARMOR HOLDINGS, ITS SELECTED PEER GROUP, AND CERTAIN INDEXES

                    1992      1993      1994      1995      1996       1997
                    ----      ----      ----      ----      ----       ----
ARMOR              100.00     75.00    100.00    275.00    787.50    1,068.75
PEER GROUP         100.00    149.16    139.07    171.05    169.90      226.87
RUSSELL 2000       100.00    117.00    113.28    142.97    164.07      197.74
S&P 500            100.00    110.09    111.54    153.47    188.71      251.68

EMPLOYMENT AGREEMENTS

   The Company has entered into an employment agreement with Jonathan M. Spiller which provides that he will serve as the President and Chief Executive Officer of the Company for an initial term expiring January 17, 1999. The agreement provides for a base salary of $200,000 effective January 1, 1997, subject to increase by the Board of Directors, and for yearly bonuses based upon the Company's net income. Mr. Spiller will also be entitled, at the discretion of the Option Committee of the Board of Directors, to participate in the 1996 Option Plan and other bonus plans adopted by the Company based on his performance and the Company's performance. Mr. Spiller's employment with the Company will continue, unless earlier terminated by Mr. Spiller or by the Company or due to Mr. Spiller's death or disability, for successive one year periods, on terms to be mutually agreed upon by the Company and Mr. Spiller.

   The Company has entered into an employment agreement with J. Lawrence Battle which provides that he will serve as President and Chief Operating Officer--Manufactured Products Division of the Company for an initial term expiring July 21, 2000, at a base salary of $150,000 per year. Mr. Battle also received a one-time relocation bonus of $12,500. In addition to his base salary, Mr. Battle received options under the 1996 Option Plan to purchase 75,000 shares of Common Stock at an exercise price per share equal to $10.4375, the market price of the Common Stock on September 2, 1997, the effective date of the grant. These options vest over a period of three years from July 21, 1997. The vesting of the options may be accelerated on a pro rata basis upon the occurrence of certain events. Pursuant to his employment agreement, Mr. Battle will be entitled, at the discretion of the Option Committee of the Board of Directors, to further participate in the 1996 Option Plan and other bonus plans adopted by the Company based on his performance and the Company's performance. Mr. Battle's employment with the Company will continue, unless earlier terminated by Mr. Battle or by the Company or due to Mr. Battle's death or disability, for successive one year periods, on terms to be mutually agreed upon by the Company and Mr. Battle.

   The Company has entered into an employment agreement with Robert R. Schiller which provides that he will serve as Vice President--Corporate Development of the Company for an initial term expiring July 23, 1999, at a base salary of $120,000 per year. Effective January 1, 1997, Mr. Schiller's base salary was increased by the Company to $130,000 per year. Mr. Schiller also received a one-time relocation bonus of $45,000. In addition to his base salary, Mr. Schiller received options under the 1996 Option Plan to purchase 150,000 shares of Common Stock at an exercise price per share equal to $6.06, the market price of the Common Stock on July 24, 1996, the date of the grant. These options vest over a period of three years from the date of the grant, and all of such options become exercisable on July 24, 1999. The vesting of the options may be accelerated on a pro rata basis upon the occurrence of certain events. Pursuant to his employment agreement, Mr. Schiller will be entitled, at the discretion of the Option Committee of the Board of Directors, to participate in the 1996 Option Plan and other bonus plans adopted by the Company based on his performance and the Company's performance. Mr. Schiller's employment with the Company will continue, unless earlier terminated by Mr. Schiller or by the Company or due to Mr. Schiller's death or disability, for successive one year periods, on terms to be mutually agreed upon by the Company and Mr. Schiller.

   The Company has entered into an employment agreement with Richard T. Bistrong which agreement provides that he will serve as Vice President--Sales and Marketing of American Body Armor & Equipment, Inc., a wholly-owned subsidiary of the Company, for an initial term expiring January 17, 1999. The agreement provides for a base salary of $120,000 and for yearly bonuses. In addition to his base salary and bonus, Mr. Bistrong received non-qualified stock options to purchase 21,250 shares of Common Stock and incentive stock options to purchase 28,750 shares of Common Stock, in each case at an exercise price of $0.97 per share. These options are exercisable for a period of eight years from the date of the grant, and all of such options vest on January 18, 1999. The vesting of the options may be accelerated on a pro rata basis upon the occurrence of certain events. Pursuant to his employment agreement, Mr. Bistrong will be entitled, at the discretion of the Option Committee of the Board of Directors, to participate in the 1996 Option Plan and other bonus plans adopted by the Company based on his performance and the Company's performance. Mr. Bistrong's employment with the Company will continue, unless earlier terminated by Mr. Bistrong or by the Company or due to Mr. Bistrong's death or disability, for successive one year periods, on terms to be mutually agreed upon by the Company and Mr. Bistrong.

   The Company entered into an employment agreement with David W. Watson which provided that he would serve as Vice President, Chief Financial Officer and Treasurer of the Company for an initial term expiring August 24, 2000, at a base salary of $140,000 per year. On April 3, 1998, Mr. Watson voluntarily terminated his employment with the Company, effective March 18, 1998. Pursuant to the terms of a Resignation Agreement, Waiver and Release entered into by Mr. Watson and the Company, Mr. Watson will: (i) continue to receive his full salary, up to approximately $70,000; (ii) be entitled to the continuance of the payment by the Company of monthly premiums for family medical and life insurance; and (iii) be entitled to have the Company pay up to $9,000 to an executive outplacement firm in connection with his search for new employment. The Company's obligation to make the payments set forth above expires upon the earlier of September 18, 1998 or Mr. Watson's receipt of an offer of suitable employment. Pursuant to the terms of the 1996 Option Plan, because Mr. Watson voluntarily terminated his employment with the Company, the options to purchase 75,000 shares of Common Stock granted to Mr. Watson expired.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In Fiscal 1997, the Company retained the services of the law firm of Sokolow, Dunaud, Mercadier & Carreras of Paris, France, in connection with certain matters. Nicholas Sokolow, a director of the Company, is a partner of such law firm.

   Other than as described above, there have not been, nor are there any currently proposed transactions, or any series of similar transactions, since the beginning of Fiscal 1997, to which the Company was or is to be a party, in which the amount involved exceeds $60,000 and in which any director, executive officer, security holder or any member of the immediate family of any of the foregoing persons had, or will have, a direct or indirect material interest.

   Since the beginning of Fiscal 1997, no director or executive officer of the Company, nor any member of their immediate family or any affiliate thereof is, has become or was indebted to the Company in an amount in excess of $60,000.

                                OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the discretion of the persons named in the proxy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and any persons who own more than 10% of the Company's capital stock to file with the Commission (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely upon reports and representations submitted by the directors, executive officers and holders of more than 10% of the Company's capital stock, all Forms 3, 4 and 5 showing ownership of and changes of ownership in the Company's capital stock during Fiscal 1997 were timely filed with the Commission and the American Stock Exchange, except as hereinafter set forth. Two current and one former significant employee did not timely file Form 3 reports upon assuming their positions with the Company.

ANNUAL REPORT

   A copy of the Company's 1997 Annual Report to Stockholders accompanies this Proxy Statement. Any Stockholder who has not received a copy of the 1997 Annual Report to Stockholders and wishes to do so should contact the Company's Corporate Secretary by mail at the address set forth on the notice of annual meeting or by telephone at (904) 741-5400.

FORM 10-K

   The Company will provide, without charge, to each Stockholder as of the Record Date, on the written request of the Stockholder, a copy of the Company's Annual Report on Form 10-K and all amendments thereto for the year ended December 27, 1997, including the financial statements and schedules, as filed with the Commission. Stockholders should direct the written request to the Company's Corporate Secretary at c/o Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218.

PROPOSALS BY STOCKHOLDERS

   Any proposal of a Stockholder intended to be presented at the annual meeting of stockholders to be held in 1999 must be received by the Company no later than January 4, 1999 to be considered for inclusion in the Proxy Statement and form of proxy for the 1999 annual meeting. Proposals must comply with Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act.

                                          FOR THE BOARD OF DIRECTORS

                                          CAROL T. BURKE
                                          SECRETARY

              This Proxy is Solicited by the Board of Directors of
                              Armor Holdings, Inc.

                                 ANNUAL MEETING

                                 JUNE 10, 1998

The undersigned hereby appoints Jonathan M. Spiller and Warren B. Kanders as proxies to represent the undersigned, with full power of substitution, at the Annual Meeting of Stockholders of Armor Holdings, Inc., to be held on June 10, 1998 at 10:00 A.M., New York City time, at The Metropolitan Club, 1 East 60th Street, New York, New York 10022 and any adjournments and postponements thereof:

1.  ELECTION OF         [ ] FOR all nominees listed below
    DIRECTORS           (except as marked to the contrary below)

                        [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

                        Warren B. Kanders        Burtt R. Ehrlich
                        Thomas W. Strauss        Jonathan M. Spiller
                        Nicholas Sokolow         Richard C. Bartlett
                        Alair A. Townsend

    INSTRUCTION:        To withhold authority to vote for any individual
                        nominee, strike a line through or otherwise strike the nominee's name in the list above.

    In their discretion, the Proxies are authorized to vote upon such other business that may properly come before the meeting.

THIS BALLOT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" EACH PROPOSAL.

Dated:
      -------------------------   --------------------  ---------------------
                                          Signatures of Stockholder(s)

NOTE: Signature should agree with name on stock certificate as printed thereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing.

              PLEASE DATE, SIGN AND RETURN THIS PROXY. THANK YOU.